  Commission File No. 000-54001

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE  14C  INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[  ] Definitive Information Statement

PROTECT PHARMACEUTICAL CORPORATION

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:     N/A

(2) Aggregate number of securities to which transaction applies:    N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):    N/A.

(4) Proposed maximum aggregate value of transaction:    N/A

(5) Total fee paid:  -0-

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date filed:

PROTECT PHARMACEUTICAL CORPORATION

2681 East Parleys Way, Suite 204

Salt Lake City, Utah 84109

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF OUR MAJORITY STOCKHOLDERS

To Our Stockholders:

We are writing to advise you that stockholders representing approximately 56.5% of our voting stock have approved by written consent the proposal to effect a reverse stock split of our issued and outstanding common stock on a one (1) share for one thousand (1000) shares basis.

On September 23, 2014, our board of directors unanimously approved the above proposal and to appropriately amend our articles of incorporation to reflect the change.

PLEASE NOTE THAT THE NUMBER OF VOTES RECEIVED FROM THE STOCKHOLDERS IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THIS ACTION UNDER NEVADA LAW AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THE ACTIONS.

No action is required by you.  The accompanying Information Statement is being furnished only to inform our stockholders of the action taken by written consent described above before it takes effect in accordance with Rule 14c-2, promulgated under the Securities Exchange Act of 1934, as amended.  This Information Statement is first being mailed to you on or about October 9, 2014 and we anticipate the effective date of the reverse stock split to be on October 31, 2014, or as soon thereafter as practicable in accordance with applicable law, including the Nevada Revised Statutes (“NRS”).

THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

The accompanying Information Statement is solely for information purposes only and does not require or request you to do anything.  You are encouraged to carefully read the accompanying Information Statement, including exhibits, for further information regarding the stock split.

October 9, 2014

By Order of the Board of Directors,

/s/ Geoff Williams

Geoff Williams

President

PROTECT PHARMACEUTICAL CORPORATION

2681 East Parleys Way, Suite 204

Salt Lake City, Utah 84109

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 AND

REGULATION 14C THEREUNDER

This Information Statement is being sent by first class mail to all record and beneficial owners of the common stock, $0.005 par value, of Protect Pharmaceutical Corporation, a Nevada corporation, which we refer to herein as “Protect,” “company,” “we,” “our” or “us.”  The mailing date of this Information Statement is on or about October 9, 2014.  The Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our stockholders of actions we are taking pursuant to written consents representing a majority of the voting power of our common stock in lieu of a meeting of stockholders.

On September 23, 2014, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 70,513,012 shares of common stock issued and outstanding. The common stock constitute the sole outstanding class of Protect voting securities.  Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

On September 23, 2014, our board of directors approved the reverse stock split.  No other corporate actions to be taken by written consent were considered. As of September 23, 2014, stockholders who beneficially hold in the aggregate voting power equal to 39,812,556 shares, or approximately 56.5% of the  outstanding common stock, had executed and delivered to the board of directors written consents approving the action to effect the reverse split of our outstanding common stock on a one share for one thousand shares basis.  Because the action was approved by the written consent of stockholders holding a majority of our outstanding voting securities, no proxies are being solicited with this Information Statement.

We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action being taken.  In addition, pursuant to the laws of Nevada, the action to be taken by majority written consent in lieu of a special stockholder meeting does not create appraisal or dissenters’ rights.

Our board of directors determined to pursue stockholder action by majority written consent of those shares entitled to vote in an effort to reduce the costs and management time required to hold a special meeting of stockholders and to implement the above action in a timely manner.

Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of stockholders cannot become effective until 20 days after the mailing date of this definitive Information Statement, or as soon thereafter as is practicable.  We are not seeking written consent from any stockholders other than as set forth above and our other stockholders will not be given an opportunity to vote with respect to the actions taken.  All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising stockholders of the actions taken by written consent and giving stockholders advance notice of the actions taken.

FORWARD-LOOKING INFORMATION

This Information Statement and other reports that we file with the SEC contain certain forward-looking statements relating to future events performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should," “expect," "intend," "plan," anticipate," "believe," "estimate," "predict," "potential," "continue," or similar terms, variations of such terms or the negative of such terms.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed elsewhere herein.  Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

OUTSTANDING VOTING SECURITIES AND CONSENTING STOCKHOLDERS

As of the date of the consent by the majority stockholders, Protect had issued and outstanding 70,513,012 shares of common stock. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

On September 23, 2014, stockholders representing 39,812,556 shares of our total issued and outstanding common stock (56.5%) executed and delivered to the board of directors written consents approving the reverse stock split.  Because the action was approved by stockholders owning a majority of our outstanding common stock, no proxies are being solicited with this Information Statement. No consideration was paid for the consents.

Nevada corporate law provides in substance that unless a company’s certificate of incorporation provide otherwise, stockholders may take any action without a meeting of stockholders, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by stockholders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize and take such action at a meeting at which all shares entitled to vote thereon were present voted.

REVERSE STOCK SPLIT

Our board of directors and stockholders holding a majority of our outstanding common stock have approved a one (1) share for one thousand (1000) shares reverse split of our issued and outstanding common stock.  The effective date of the split will be established by our board, which we anticpate will be on or about October 31, 2014. As per the terms of the reverse stock split, any fractional share amount resulting from the split will be automatically rounded up to the next higher whole share amount, with the provision that no individual stockholder’s holdings will be reduced below 100 shares. Accordingly, additional shares to restore each such affected stockholder’s holdings to 100 shares will be issued.  The par value of the common stock will remain at $0.005 per share.

All shares of our common stock have equal rights and privileges with respect to voting, liquidation and dividend rights.  Each share entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation.  Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities.  The common stock is not subject to redemption and carries no subscription or conversion rights.

Amendment to Articles of Incorporation

In connection with the reverse stock split, we will file with the State of Nevada an amendment to our Certificate of Incorporation to reflect the split.  Our current authorized capitalization will remain unchanged at 100 million shares of common stock with a par value of $0.005, and 10 million shares of preferred stock with a par value of $0.001 per share. No shares of preferred stock have been issued. Only shares of the company’s outstanding common stock will be subject to the reverse stock split.

Under applicable Nevada law, we are permitted to take an action without a meeting of stockholders if we obtain the written consent specifying the action from stockholders holding at least a majority of the voting power of our common stock. Thus, the reverse stock split and amendment to our certificate of incorporation have been approved as follows:

(a) The board of directors adopted a resolution setting forth the proposed one share for one thousand shares reverse stock split and filing with the State of Nevada an amendment to our certificate of incorporation setting forth the action; and

(b) The proposal was approved by the written consent of stockholders holding a majority of the voting power of our common stock.

Our amendment to the certificate of incorporation will reflect that our outstanding shares have been reverse split, but that our capitalization will be unchanged. Upon the effectiveness of the split, each share of our issued and outstanding common stock will be reverse split on a one share for one thousand shares basis.  No fractional shares will be issued in connection with the reverse split.  Stockholders who would otherwise be entitled to receive fractional shares, because they hold a number of shares of common stock that is not evenly divided by the split ratio, will have the number of new shares to which they are entitled rounded up to the next whole number of shares.  No stockholders will receive cash in lieu of fractional shares. If an individual stockholder’s holdings is reduced below 100 shares as a result of the split, we will issue additional shares to restore that stockholder’s holdings to 100 shares.

Effect of the reverse stock split

Split shares issued in connection with the reverse stock split will be fully paid and non-assessable. The number of stockholders will remain unchanged as a result of the reverse split. The reverse split will decrease the number of outstanding common shares, but will not affect any stockholder's proportionate interest in our company, except for possible minor differences resulting from the rounding up of fractional shares and rounding up to a 100 shares round lot.  The par value of our common stock will remain unchanged.  While the aggregate par value of our outstanding common stock will be decreased, our additional paid-in capital will be increased by a corresponding amount.  Therefore, the reverse stock split will not affect our total stockholders' equity.  All share and per share information included in our financial statements will be retroactively adjusted to reflect the split for all periods presented in our future financial reports and regulatory filings.

Although it is generally expected that a reverse split will result in a proportionate increase in the market price of the split shares, there can be no assurance that our common stock will trade at a multiple of our current price, or that any price increase will be sustained. If the market price of our stock declines after the implementation of the reverse split, the percentage decline as an absolute number and as a percentage of our overall market capitalization would be greater than would be the case in the absence of the reverse split.

Furthermore, the possibility exists that the reduction in the number of outstanding shares will adversely affect the market for our common stock by reducing the relative level of liquidity.  In addition, the reverse stock split may increase the number of the stockholders who own odd lots, or less than 100 shares.  Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse stock split will achieve the desired results outlined above.

As a result of the reverse stock split, we will have issued and outstanding approximately 70,513 shares of common stock, without giving effect to the rounding up of fractional shares and rounding up to 100 shares round lots. The company will retain the corporate authority to issue in the future up to approximately 99,929,487 additional shares of authorized but unissued common stock.  These shares may be issued without stockholder approval at any time, in the sole discretion of our board of directors. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of our company.  Any decision to issue additional shares will reduce the percentage of our stockholders' equity held by our current stockholders and could dilute our net tangible book value.  We have no immediate, definitive plans, proposals or arrangements, written or otherwise, to use these authorized and unissued shares of common stock following the the reverse stock split, share exchange and private placement.

Our authorized and unissued shares could possibly be used by management to oppose a hostile takeover attempt, delay or prevent changes of control, or changes in or removal of management.  This could  include transactions that are favored by a majority of stockholders, or in which the stockholders might otherwise receive a premium for their shares over then-current market price, or benefit stockholders in some other manner.  Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price.  In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case.

The available authorized and unissued shares of common stock gives the company the ability to cause a potential anti-takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the company stock and to expend additional resources to accomplish a takeover.  The reverse stock split is not part of a plan by management to affect the ability of third parties to take over or change control of the company, nor are we currently contemplating any such anti-takeover plan.

We will not become a private company as a result of the reverse split, we expect that our common stock will continue to be quoted on the OTCQB under the symbol “PRTT” and we plan to continue to file periodic and other reports with the SEC under the Exchange Act.

Following the reverse stock split, the share certificates you now hold will continue to be valid.  In the future, new share certificates will be issued reflecting the stock split, but this in no way will effect the validity of your current share certificates.  The reverse split will occur on the effective date without any further action on the part of our stockholders.  After the effective date of the reverse split, each share certificate representing shares of pre-split common stock will be deemed to represent one-thousanth (1/1000) shares of post-split common stock.  Certificates representing post-split common stock will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent:  Interstate Transfer Company, 1671 Roycroft Place, Suite C, Salt Lake City, Utah 84124.  We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing post-split shares that are issued in exchange for old pre-split certificates representing restricted shares, will contain the same restrictive legend as on the old certificates.  Also, for purposes of determining the term of the restrictive period applicable to the new post-split shares, the time period during which a stockholder has held their existing pre-split shares will be included in the total holding period.

Accounting Matters

The par value per share of the common stock will remain unchanged after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of the common stock outstanding. The company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Other Effects on Outstanding Shares

When the reverse stock split is implemented, the rights and preferences of the outstanding shares of the common stock will remain the same. Each share of common stock issued pursuant to the reverse stock split will be fully paid and non-assessable. The reverse stock split could result in some stockholders owning “odd-lots” of less than 100 shares of the common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

 No Appraisal Rights

Under the NRS, stockholders are not entitled to appraisal rights with respect to the proposed reverse stock split and amendment to our articles of incorporation.

United States Federal Income Tax Consequences of the reverse stock split

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”).  This summary is not intended to be a complete discussion of all possible U.S. federal income tax consequences of the reverse stock split and is included for general information purposes only.  Further, it does not address any state, local or foreign income or other tax consequences.  For example, state and local tax consequences of the reverse stock split may vary significantly as to each U.S. stockholder, depending upon the state in which such stockholder resides or does business.  Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities.

The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares held by a U.S. stockholder prior to the reverse stock split (“Old Shares”) were, and the shares owned by such stockholder immediately after the reverse stock split (“New Shares”) will be, held as “capital assets,” as defined in the Code, generally property held for investment.  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.  The discussion below regarding the U.S. federal income tax consequences of the reverse stock split also is not binding on the Internal Revenue Service or the courts.  Accordingly, each stockholder is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the reverse stock split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange, or deemed exchange, of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis and holding period of the New Shares received in the reverse stock split should be the same as such stockholder’s aggregate tax basis and holding period in the Old Shares being exchanged.   Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times.  Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

We are hereby notifying our stockholders of the approval of the reverse stock split and, pursuant to the Exchange Act, filing this Information Statement on Schedule 14C, which will be mailed to all stockholders of record as of the record date established therefore.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 23, 2014 with respect to the beneficial ownership of our common stock:

● each stockholder believed to be the beneficial owner of more than 5% of our common stock;

● by each of our directors and executive officers; and

● all of our directors and executive officers as a group.

For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this report.  “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. The address of each person listed below will be in c/o 2681 East Parleys Way, Suite 204,  Salt Lake City, Utah 84109.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors and Executive Officers:
Geoff Williams, President and CEO	2,285,556	3.24%
Keith M. Elison, CFO 11544 South Autumn Hill Drive Sandy, Utah 84094	60,000	0.09%
5% Beneficial Owners:
H. Deworth Williams	32,062,556(3)	45.47%
Edward F. Cowle 70 Garth Road # 3K Scarsdale, New York 10583	7,750,000	10.99%
GBB Limited(4) C/o Lion Corporate Services Cumberland House 7 Cumberland Street / Box N-10818	15,000,000	21.27%
Nectid Inc. (5) 116 Village Boulevard Princeton, New Jersey 08550	5,000,000	7.09%
William D. Abajian	5,000,000	7.09%
All directors and executive officers as a group (4 persons)	2,345,556	3.23%

___________________________

(1) Unless otherwise indicated, the named person is believed to be the record and beneficially owner of the shares indicated.

(2)  Percentage ownership is based on 70,513,012 shares of common stock outstanding as of September 23, 2014.

(3) Includes 26 million shares issued to Blue Cap Development Corp. a Nevada corporation principally owned by Mr. Williams.

(4) GBB Limited is a Bahamian corporation entity principally controlled by Barry Herman, who has voting control and investment power over the shares.

(5) Nectid Inc. is a Delaware corporation with offices in Princeton, New Jersey and principally owed by Ramesha Sesha who has voting control and investment power over the shares.

WHERE YOU CAN FIND MORE INFORMATION

As required by law, we file annual, quarterly and current reports and other information with the SEC that contain additional information about our company.  You can inspect and copy these materials at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549, and on its Internet site at http://www.sec.gov.

EFFECTIVE DATE

Pursuant to Rule 14c-2 under the Exchange Act, the above action to effect the reverse stock split will not be effective until a date at least twenty (20) days after the date on which the definitive Information Statement has been mailed to the stockholders.  We anticipate that the actions contemplated hereby will be effected on or about the opening of business on October 31, 2014.

MISCELLANEOUS MATTERS

The entire cost of furnishing this Information Statement will be borne by the company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The board of directors has fixed the close of business on September 23, 2014, as the record date for the determination of Stockholders who are entitled to receive this Information Statement.

This Information Statement is being mailed on or about October 9, 2014 to all stockholders of record as of the record date.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above actions.  Your consent to the above action is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

BY ORDER OF THE BOARD OF DIRECTORS

October 9, 2014

By:  /s/ GEOFF WILLIAMS

Geoff Williams

President

1